Exhibit 99.B(d)(2)

Schedule B
to the
Investment Advisory Agreement
dated December 16, 1994
as amended and restated on December 10, 2003 and March 8, 2006 between
SEI Institutional Managed Trust
and
SEI Investments Management Corporation
(formerly, SEI Financial Management Corporation)

This Schedule B supercedes Schedule A to the Investment Advisory Agreement between SEI Institutional Managed Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated December 16, 1994.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Value Fund	0.35%
Large Cap Growth Fund	0.40%
Tax-Managed Large Cap Fund	0.40%
Small Cap Value Fund	0.65%
Small Cap Growth Fund	0.65%
Tax-Managed Small Cap Fund	0.65%
Mid-Cap Fund	0.40%
Core Fixed Income Fund	0.275%
High Yield Bond Fund	0.4875%
Real Estate Fund	0.65%
Large Cap Diversified Alpha Fund	0.40%
U.S. Managed Volatility Fund	0.65%
Small/Mid Cap Equity Fund	0.65%
Enhanced Income Fund	0.40%
Global Managed Volatility Fund	0.65%

Effective as of March     , 2006